EXHIBIT 10.5

REPAYMENT AGREEMENT
This Repayment Agreement (this “Agreement”) is made and entered into as of December 15, 2016, by and between Joy Global Inc. (the “Company”) and [●] (the “Executive”).
WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Komatsu America Corp., a Georgia corporation (“Parent”), Pine Solutions Inc., a newly formed wholly owned subsidiary of Parent (“Merger Sub”), and, solely for the purposes specified therein, Komatsu Ltd., a Japanese joint stock company (the “Merger Agreement”); and
WHEREAS, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent; and
WHEREAS, the Company anticipates that the closing of the Merger (the “Closing”) will occur in calendar year 2017 (the date on which the Closing occurs, the “Closing Date”); and
WHEREAS, the Executive was granted an award of nonqualified stock options with respect to [●] shares of common stock of the Company, par value $1.00 per share (“Common Stock”) on December 7, 2015 (the “2015 Option Award”), pursuant to the Nonqualified Stock Option Agreement dated December 7, 2015 between the Company and the Executive (the “2015 Option Agreement”), one-third of which vested on December 7, 2016 and the remaining two-thirds of which are unvested as of the date hereof (the “Accelerated Options”) and, if outstanding immediately prior to the Closing, would be cancelled at the Closing in exchange for a cash payment in accordance with the terms of the Merger Agreement; and
[WHEREAS, the Executive was granted an award of restricted stock units with respect to [●] shares of Common Stock on December 5, 2016 (the “2016 RSU Award”), pursuant to the Restricted Stock Unit Award Agreement dated December 5, 2016 between the Company and the Executive (the “2016 RSU Agreement”), one third of which (the “Accelerated RSUs”) would vest, subject to continued employment, on December 5, 2017 or upon an earlier qualifying termination of employment in accordance with the terms of the 2016 RSU Agreement;]
WHEREAS, subject to the terms and conditions set forth herein, the Company wishes to cause the Accelerated Options to be fully vested and exercisable effective as of the Option Vesting Date (as hereinafter defined) [and the Accelerated RSUs to be fully vested and settled effective as of the RSU Vesting Date (as hereinafter defined);]
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:

1.Accelerated Vesting of Options.
(a)    Vesting. Effective as of December 15, 2016 (the “Option Vesting Date”), the Accelerated Options will vest and become exercisable in full.
(b)    Forfeiture; Repayment Obligation. If the Executive’s employment with the Company terminates for any reason other than the Executive’s death or Disability (as defined in the Joy Global Inc. 2007 Stock Incentive Plan), then:
(i)    any Accelerated Options that remain outstanding and vested at the time of such termination of employment which would not have become vested on or prior to such termination of employment pursuant to the terms of the 2015 Option Agreement, shall be immediately forfeited; and
(ii)    with respect to any Accelerated Options exercised by the Executive prior to such termination of employment which would not have become vested on or prior to such termination of employment pursuant to the terms of the 2015 Option Agreement, the Executive shall be obligated to repay the gross amount of the income recognized by the Executive as a result of such exercise to the Company within 10 business days following the termination of Executive’s employment with the Company.
2.    [Accelerated Vesting of RSUs.
(a)    Vesting. Subject to receipt of prior written consent from Parent in accordance with the terms of the Merger Agreement, on or about December 20, 2016 (the “RSU Vesting Date”) the Accelerated RSUs will vest and immediately be settled in shares of Common Stock, subject to applicable tax withholding. Notwithstanding the foregoing, the RSU Vesting Date shall not occur and the preceding provisions of this Section 2(a) shall not apply unless on or prior to the day immediately preceding the RSU Vesting Date (the “Latest Exercise Date”) the Executive has exercised all of the stock options granted to the Executive by the Company (including, without limitation the Accelerated Options) with a per-share exercise price that is less than the then closing price of Common Stock on the New York Stock Exchange on the Latest Exercise Date (the “In-the-Money Options”).
(b)    Forfeiture; Repayment Obligation. If the Executive’s employment with the Company terminates for any reason other than the Executive’s death or Disability and the Accelerated RSUs would not have vested on or prior to such date in accordance with their terms, then the Executive shall be obligated to repay the gross amount of the income recognized by the Executive as a result of the settlement of the Accelerated RSUs to the Company within 10 business days following such termination of the Executive’s employment.]
3.    Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the State of Delaware, without regard to its conflict of law rules.

4.    Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Executive and the Company with regard to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, between the parties regarding the accelerated vesting of the Accelerated Options, the exercise of the In-the-Money Options, [the accelerated vesting and payment of the Accelerated RSUs,] and the Executive’s repayment obligations with respect to the Accelerated Options [and Accelerated RSUs]. This Agreement may be amended or modified only with the written consent of the Executive and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
5.    Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Company:

Joy Global Inc.
100 East Wisconsin Avenue, Suite 2780
Milwaukee, WI 53202
Attention: Corporate Secretary
Facsimile: 414-319-8510

If to the Executive, to the address then on file with the Company for the Executive.

6.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
7.    Effect of the Agreement. This Agreement constitutes an amendment to the 2015 Option Agreement [and an amendment to the 2016 RSU Agreement].

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed on their behalf as of the date first above written.

JOY GLOBAL INC. By: _____________________________________ Name: Title:
EXECUTIVE By: ______________________________________ Name: